Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 Par Value	(1)	Other	4,825,000	$164.66	$794,484,500.00	0.0001381	$109,718.31

Total Offering Amounts:						$794,484,500.00		109,718.31
Total Fee Offsets:								0.00
Net Fee Due:								$109,718.31

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 4,825,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Charles River Laboratories International, Inc., a Delaware corporation (the “Registrant”), available for issuance pursuant to the Charles River Laboratories International, Inc. 2026 Long-Term Incentive Compensation Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional shares of the Common Stock that may become issuable under the Plan by reason of any share dividend, share split, recapitalization or other similar transaction.

The Proposed Maximum Offering Price Per Share is estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $164.66, the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 30, 2026, which date is within five business days prior to filing this Registration Statement. The Proposed Maximum Offering Price Per Share, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.